Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2023 Results
First Quarter 2023 Comparable Restaurant Sales Growth of 9.7% vs. First Quarter 2022
First Quarter 2023 Positive Comparable Transaction Growth of 1.0% vs. First Quarter 2022
April 2023 Positive Comparable Transaction Growth of 1.1% vs. April 2022

DALLAS, Texas – (Business Wire) – May 10, 2023 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week first quarter, which ended on April 2, 2023, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Dirk Montgomery said, "Our focus on building traffic is gaining momentum, as we generated first quarter year-over-year comparable transaction growth of 1.0% that included sequential monthly increases to 1.9% in March. We also experienced positive traffic growth in April vs. 2022, inclusive of the impact of severe rainstorms and flooding in South Florida. We believe the growth initiatives we shared previously are contributing measurably to our traffic acceleration."

Montgomery added, "Following my recent appointment to CEO, we have reconfirmed our priorities across four previously identified key initiatives – all aimed at improving transaction growth and margin expansion: 1) Building operations excellence; 2) Creating a great guest experience across all channels; 3) Enhancing the Pollo Tropical brand; and 4) Developing great teams. Our progress across those initiatives is reflected in key metrics compared to the fourth quarter of last year including improved speed of service, higher guest satisfaction and reduced hourly and management turnover. In addition, we generated continued traction on G&A efficiency initiatives toward our targeted G&A expense run rate of 8.5% to 9.0% of restaurant sales."

Montgomery continued, "For a third consecutive quarter, we generated year-over-year growth in Restaurant-level Operating Profit(1), a non-GAAP financial measure, driven by our comparable restaurant sales growth and margin improvement actions. The first quarter 2023 loss from operations was $(2.1) million and (2.0)% of restaurant sales compared to a loss from operations in the first quarter 2022 of $(1.4) million and (1.5)% of restaurant sales. The increase in loss from operations was primarily driven by the net impact of impairment and other lease charges, partially offset by the growth in restaurant sales and higher Restaurant-level Operating Profit compared to the first quarter 2022."

Montgomery further commented, "We are pleased with our ongoing traction on margin improvement. Restaurant-level Operating Profit Margins of 16.7% increased above both the fourth quarter of 2022 and the first quarter of 2022 by 50 and 60 basis points, respectively. Additionally, margin run rates increased meaningfully in March compared to the beginning of the first quarter following our 5.0% price increase, and we expect to see continued margin growth toward our targeted Restaurant-level Operating Profit Margin of 18.0% or greater through transaction growth and ongoing margin improvement initiatives."

Montgomery concluded, "We look forward to building on our momentum as our focused efforts to drive traffic and margin growth accelerate during the remainder of 2023."
_____________________________
(1)Formerly Restaurant-level Adjusted EBITDA. See non-GAAP reconciliation table below.

First Quarter 2023 Financial Summary

•Total revenues from continuing operations increased 8.1% to $103.4 million in the first quarter of 2023 from $95.6 million in the first quarter of 2022;
•Comparable restaurant sales at Pollo Tropical increased 9.7% in the first quarter of 2023 compared to the first quarter of 2022;
•Net loss of $(1.9) million, or $(0.08) per diluted share, in the first quarter of 2023, compared to net loss of $(1.4) million, or $(0.05) per diluted share, in the first quarter of 2022;
•Net loss from continuing operations of $(2.1) million, or $(0.09) per diluted share, in the first quarter of 2023, compared to net loss from continuing operations of $(1.3) million, or $(0.05) per diluted share, in the first quarter of 2022;
•Adjusted net income (a non-GAAP financial measure) of $0.6 million, or $0.02 per diluted share, in the first quarter of 2023, compared to adjusted net loss of $(0.6) million, or $(0.02) per diluted share, in the first quarter of 2022 (see non-GAAP reconciliation table below);
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $6.5 million in the first quarter of 2023 compared to $5.3 million in the first quarter of 2022 (see non-GAAP reconciliation table below); and
•Loss from Operations of $(2.1) million, or (2.0)% of restaurant sales, in the first quarter of 2023 compared to a loss from operations of $(1.4) million, or (1.5)% of restaurant sales, in the first quarter of 2022.
•Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA, a non-GAAP financial measure) of $17.2 million, or 16.7% of Pollo Tropical restaurant sales, in the first quarter of 2023 compared to $15.3 million, or 16.1% of Pollo Tropical restaurant sales, in the first quarter of 2022 (see non-GAAP reconciliation table below).

First Quarter and April 2023 Comparable Restaurant Statistics to First Quarter and April 2022

	Fiscal January	Fiscal February	Fiscal March	First Quarter 2023	Fiscal April
Sales	10.2%	9.2%	9.6%	9.7%	7.1%
Transactions	0.2%	1.1%	1.9%	1.0%	1.1%
Net impact of product channel mix and pricing	10.0%	8.1%	7.7%	8.7%	6.0%

•April 2023 comparable restaurant sales vs. 2022 were negatively impacted by the effects of severe rainstorms and flooding in South Florida. After adjusting for the impact of the severe weather event, we estimate that April 2023 comparable restaurant sales would have been higher by approximately 80 basis points.

Cash and Liquidity
Excluding $3.6 million in restricted cash, our cash balance decreased from $32.2 million at January 1, 2023 to $30.1 million at April 2, 2023 partially due to the timing of working capital payments due primarily to prepayment of annual insurance premiums. Significant cash outflows for the first quarter primarily related to $5.0 million in capital expenditures. We expect to generate positive operating cash flows and increase our cash balance through the balance of the year through traffic growth and margin improvement.

First Quarter Pollo Tropical Results
Total Pollo Tropical restaurant sales increased 8.3% to $103.1 million in the first quarter of 2023 compared to $95.2 million in the first quarter of 2022 primarily due to a comparable restaurant sales increase of 9.7%. The increase in comparable restaurant sales resulted from a net impact of pricing and product/channel mix of 8.7% and an increase in comparable restaurant transactions of 1.0%. The increase in pricing and product/channel mix was driven primarily by menu price increases of 10.0% and increases in dine-in and delivery average check. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased from the first quarter of 2022 to the first quarter of 2023 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic during a portion of the first quarter of 2022. Delivery growth continued to be strong in the first quarter of 2023, with 10.7% comparable restaurant sales growth vs. the first quarter of 2022 and average check growth of 9.4% vs. the first quarter of 2022.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	First Quarter 2023	% of Total	First Quarter 2022	% of Total
($ in thousands)
Counter	$34,013	33%	$27,719	30%
Drive-thru	52,421	52%	50,678	54%
Delivery	11,406	11%	10,307	11%
Online	3,111	3%	3,345	4%
Catering	1,100	1%	984	1%
Total	$102,051	100%	$93,033	100%
Net loss increased to $(1.9) million, in the first quarter of 2023 from net loss of $(1.4) million in the first quarter of 2022. This was primarily due to the net impairment and other lease charges primarily related to four underperforming restaurants, and higher labor costs, partially offset by the impact of higher restaurant sales and higher Restaurant-level Operating Profit. Consolidated Adjusted EBITDA (a non-GAAP financial measure) increased to $6.5 million in the first quarter of 2023 from $5.3 million in the first quarter of 2022. The increase was primarily due to higher restaurant sales partially offset by higher labor and insurance costs, as well as sales mix within cost of sales.
Pricing action has been taken to offset labor, food and operating cost increases and regain margins. In order to minimize sales traffic risk, we have taken a phased approach to menu price increases and are also targeting lower pricing increases on menu items purchased by value-conscious customers including our "Pollo Time" promotional items. Price increases taken include a

5.0% increase in March 2022, a 1.4% increase in June 2022, a 4.0% increase in September 2022, and a 5.0% increase in March 2023. As a result of the phased approach to menu price increases, margin improvement is trailing the impact of cost increases.
Loss from Operations of $(2.1) million, or (2.0)% of restaurant sales, in the first quarter of 2023 declined compared to loss from operations of $(1.4) million, or (1.5)% of restaurant sales, in the first quarter of 2022. Restaurant-level Operating Profit (a non-GAAP financial measure) as a percentage of restaurant sales increased, with first quarter Restaurant-level Operating Profit as a percentage of restaurant sales of 16.7% in the first quarter of 2023 compared to 16.1% in the first quarter of 2022 (see non-GAAP reconciliation table below).
General and Administrative expenses were $13.2 million for the first quarter of 2023 and $12.3 million for the first quarter of 2022. General and administrative expenses for the first quarter of 2023 included $1.6 million in non-recurring expenses comprised of $0.7 million of restructuring costs, $0.7 million of general and administrative efficiency initiative costs, which primarily consisted of accelerated charges related to deferred implementation and service contract costs related to the prior accounting system, $0.2 million of professional fees, and $0.1 million of digital platform costs. General and administrative expenses for the first quarter of 2022 included $1.3 million in non-recurring expenses comprised of $0.7 million of professional fees, $0.3 million of digital platform costs, and $0.3 million of general and administrative efficiency initiative costs.
Refresh and Remodel Status and Results
Our refresh/remodel program is generating a consistent sales lift in comparison to Pollo Tropical local market unit restaurant sales trends. Sales lift on refreshed units is based on sales in the respective units for the 4-weeks prior to the commencement of the project compared to the sales after reopening the unit for full operations, excluding units with non-recurring events impacting the comparability of the unit's respective results. Through the first quarter of 2023, 35 refreshes and remodels have been completed.
Restaurant Portfolio
As of April 2, 2023, there were 137 Company-owned Pollo Tropical restaurants, and 30 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, and the Bahamas.
Investor Conference Call Today
We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 412-542-4158 which will be answered by an operator or by clicking Call me™: Link. The passcode is 4172178. The conference call should be accessed at least 10 minutes prior to its scheduled start.

A replay will be available after the call until Wednesday, May 17, 2023 and can be accessed by dialing 412-317-6671. The passcode is 10176555.

The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the "Investor Relations" section.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand. The brand features fresh-made cooking, offering distinct and unique flavors with broad appeal at a compelling value through dine-in service, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com. For more information about Pollo Tropical, visit the restaurant brand website at www.pollotropical.com.

Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, marketing and brand building, unit remodels and refreshes, and planned price increases on future sales, transaction growth, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 2, 2023 AND APRIL 3, 2022
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)
	April 2, 2023	April 3, 2022
Revenues:
Restaurant sales	$103,064	$95,200
Franchise royalty revenues and fees	307	409
Total revenues	103,371	95,609
Costs and expenses:
Cost of sales	32,612	30,747
Restaurant wages and related expenses (b)	26,390	23,574
Restaurant rent expense	6,081	6,027
Other restaurant operating expenses	17,624	16,650
Advertising expense	3,196	2,864
General and administrative expenses (b)(c)	13,183	12,342
Depreciation and amortization	4,392	5,114
Impairment and other lease charges (recoveries) (d)	2,256	(702)
Closed restaurant rent, net of sublease income (e)	(284)	380
Other expense (income), net (f)	15	51
Total operating expenses	105,465	97,047
Loss from operations	(2,094)	(1,438)
Interest expense	83	85
Loss from continuing operations before income taxes	(2,177)	(1,523)
Benefit from income taxes (g)	(33)	(222)
Loss from continuing operations	(2,144)	(1,301)
Income (loss) from discontinued operations, net of tax	235	(55)
Net loss	$(1,909)	$(1,356)
Earnings (loss) per common share:
Continuing operations – basic	$(0.09)	$(0.05)
Discontinued operations – basic	0.01	—
Basic	$(0.08)	$(0.05)

Continuing operations – diluted	$(0.09)	$(0.05)
Discontinued operations – diluted	0.01	—
Diluted	$(0.08)	$(0.05)
Weighted average common shares outstanding:
Basic	25,420,090	24,832,541
Diluted	25,420,090	24,832,541
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three-month periods ended April 2, 2023 and April 3, 2022 each included 13 weeks.
(b)     Restaurant wages and related expenses include stock-based compensation of $4 and $7 for the three months ended April 2, 2023 and April 3, 2022, respectively, and $4 and $7 for the three months ended April 2, 2023 and April 3, 2022, respectively. General and administrative expenses include stock-based compensation expense of $595 and $623 for the three months ended April 2, 2023 and April 3, 2022, respectively, and $595 and $623 for the three months ended April 2, 2023 and April 3, 2022, respectively.
(c)     See notes (e), (f), (g) and (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 2, 2023	January 1, 2023
Assets
Cash	$30,067	$32,167
Other current assets	24,553	20,524
Property and equipment, net	86,280	87,106
Operating lease right-of-use assets	146,341	146,681
Goodwill	56,307	56,307
Other assets	5,505	5,906
Total assets	$349,053	$348,691

Liabilities and Stockholders' Equity
Current portion of long-term debt	$47	$62
Other current liabilities	42,662	40,240
Long-term debt, net of current portion	360	367
Operating lease liabilities	155,382	155,355
Deferred tax liabilities	118	202
Other non-current liabilities	7,087	7,208
Total liabilities	205,656	203,434
Stockholders' equity	143,397	145,257
Total liabilities and stockholders' equity	$349,053	$348,691

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)
	Three Months Ended
	April 2, 2023	April 3, 2022
Revenues:
Pollo Tropical	$103,371	$95,609

Change in comparable restaurant sales (a):
Pollo Tropical	9.7%	8.0%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$760	$691
Non-comparable restaurants (c)	379	582
Total Company-owned (d)	752	690

Loss from continuing operations before income taxes	$(2,177)	$(1,523)

Consolidated Adjusted EBITDA (e)	$6,526	$5,292

Restaurant-level Operating Profit (e):	$17,165	$15,345
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)    Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA), are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended
	April 2, 2023	April 3, 2022
Company-owned restaurant openings:
Pollo Tropical	—	—

Company-owned restaurant closings:
Pollo Tropical	—	—

Number of Company-owned restaurants:
Pollo Tropical	137	138

Number of franchised restaurants:
Pollo Tropical	30	31

Total number of restaurants:
Pollo Tropical	167	169

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	April 2, 2023		April 3, 2022
		(a)		(a)
Restaurant sales	$103,064		$95,200
Cost of sales	32,612	31.6%	30,747	32.3%
Restaurant wages and related expenses	26,390	25.6%	23,574	24.8%
Restaurant rent expense	6,081	5.9%	6,027	6.3%
Other restaurant operating expenses	17,624	17.1%	16,650	17.5%
Advertising expense	3,196	3.1%	2,864	3.0%
Depreciation and amortization	4,392	4.3%	5,114	5.4%
Impairment and other lease charges (recoveries)	2,256	2.2%	(702)	(0.7)%
Closed restaurant rent expense, net of sublease income	(284)	(0.3)%	380	0.4%

(a)    Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA), and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Operating Profit is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Operating Profit, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended
	April 2, 2023	April 3, 2022
Net loss	$(1,909)	$(1,356)
Loss (income) from discontinued operations, net of tax	(235)	55
Benefit from income taxes	(33)	(222)
Loss from continuing operations before taxes	(2,177)	(1,523)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,392	5,114
Impairment and other lease charges (recoveries)	2,256	(702)
Interest expense	83	85
Closed restaurant rent expense, net of sublease income	(284)	380
Other expense (income), net	15	51
Stock-based compensation expense	4	7
Total non-general and administrative adjustments	6,466	4,935
General and administrative adjustments:
Stock-based compensation expense	595	623
Non-recurring professional fees(a)	165	705
G&A efficiency initiatives(b)	669	261
Restructuring costs(c)	717	—
Digital costs(d)	91	291
Total general and administrative adjustments	2,237	1,880
Consolidated Adjusted EBITDA	$6,526	$5,292
Total revenues	$103,371	$95,609
Net loss as a percentage of total revenues	(1.8)%	(1.4)%
Consolidated Adjusted EBITDA as a percentage of total revenues	6.3%	5.5%
(a)    Non-recurring professional fees consist of costs related to growth initiatives.
(b)    G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(c)    Restructuring costs for the three months ended April 2, 2023 and April 3, 2022 include severance costs related to the departure of a former executive, CEO search firm fees, and eliminated positions related to the accounting outsourcing.
(d)    Digital costs for the three months ended April 2, 2023 and April 3, 2022 include costs related to enhancing the digital experience for our customers.

	Three Months Ended
	April 2, 2023	April 3, 2022
Loss from operations	$(2,094)	$(1,438)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,392	5,114
Impairment and other lease charges (recoveries)	2,256	(702)
Closed restaurant rent expense, net of sublease income	(284)	380
Other expense (income), net	15	51
Stock-based compensation expense	4	7
Total non-general and administrative adjustments	6,383	4,850
General and administrative adjustments:
Stock-based compensation expense	595	623
Non-recurring professional fees	165	705
G&A efficiency initiatives	669	261
Restructuring costs	717	—
Digital costs	91	291
Total general and administrative adjustments	2,237	1,880
Consolidated Adjusted EBITDA	$6,526	$5,292
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	10,946	10,462
Less: Franchise royalty revenue and fees	307	409
Restaurant-level Operating Profit	$17,165	$15,345
Restaurant sales	$103,064	$95,200
Loss from operations as a percentage of restaurant sales	(2.0)%	(1.5)%
Restaurant-level Operating Profit as a percentage of restaurant sales	16.7%	16.1%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income (loss) and related adjusted diluted earnings (loss) per share are non-GAAP financial measures. Adjusted net income (loss) is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income (loss) and related adjusted earnings (loss) per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	April 2, 2023				April 3, 2022
	Income (Loss) Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP Net income (loss)			$(1,909)	$(0.08)			$(1,356)	$(0.05)
Loss (income) from discontinued operations, net of tax			(235)	(0.01)			55	—
Income (loss) from continuing operations	$(2,177)	$(33)	$(2,144)	$(0.09)	$(1,523)	$(222)	$(1,301)	$(0.05)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (recoveries) (b)	2,256	562	1,694	0.07	(702)	(175)	(527)	(0.02)
Closed restaurant rent expense, net of sublease income (c)	(284)	(71)	(213)	(0.01)	380	95	285	0.01
Other expense (income), net (d)	15	4	11	—	51	13	38	—
Total non-general and administrative expense	1,987	495	1,492	0.06	(271)	(67)	(204)	(0.01)
General and administrative expense adjustments:
Non-recurring professional fees (e)	165	41	124	0.01	705	176	529	0.02
G&A efficiency initiatives (f)	669	167	502	0.02	261	65	196	0.01
Restructuring costs (g)	717	179	538	0.02	—	—	—	—
Digital costs (h)	91	23	68	—	291	73	218	0.01
Total general and administrative expense	1,642	410	1,232	0.05	1,257	314	943	0.04
Adjusted - Non-GAAP	$1,452	$872	$580	$0.02	$(537)	$25	$(562)	$(0.02)

(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.9% for both periods ending April 2, 2023 and April 3, 2022.
(b)     Impairment and other lease charges (recoveries) for the three months ended April 2, 2023 consist of impairment charges of $1.4 million and other lease charges from lease terminations of $0.9 million. The impairment charges for the three months ended April 2, 2023 relate to the impairment of assets from four Pollo Tropical restaurants. Impairment and other lease charges (recoveries) for the three months ended April 3, 2022 relate primarily to gains from lease terminations.
(c)     Closed restaurant rent expense, net of sublease income, for the three months ended April 2, 2023 consists of closed restaurant lease costs of $2.0 million, net of sublease income of $(2.3) million. Closed restaurant rent expense, net of sublease income, for the three months ended April 3, 2022 consists of closed restaurant lease costs of $2.2 million, net of sublease income of $(1.8) million.
(d)     Other expense (income), net, for the three months ended April 2, 2023 and April 3, 2022 primarily consists of closed restaurant related costs.
(e)    Non-recurring professional fees consist of costs related to growth initiatives.
(f)    G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(g)    Restructuring costs for the three months ended April 2, 2023 include severance costs related to the departure of a former executive, CEO search firm fees, and the eliminated positions related to the accounting outsourcing.
(h)    Digital costs for the three months ended April 2, 2023 and April 3, 2022, include costs related to enhancing the digital experience for our customers.